Exhibit 5.1

DEPARTMENT OF THE TREASURY
INTERNAL REVENUE SERVICE
WASHINGTON, D.C. 20224

TAX EXEMPT AND
GOVERNMENT ENTITIES
DIVISION

Doug Kant
Senior Vice President, Deputy General Counsel
Fidelity Institutional Retirement Services
82 Devonshire Street, F7A
Boston, MA 02109

Re:   Fidelity Management & Research Company Mass Submitter Document

Dear Mr. Kant:

Attached is a list of the GUST opinion letters issued by the Internal Revenue Service with respect to the Mass Submitter Document, Basic Plan Document #01, sponsored by Fidelity Management & Research Company.

Your representative delivered to us, by letter dated March 6, 2003, several revisions to the Basic Plan Document and Adoption Agreements of the lead document and minor modifiers. The March 6, 2003 letter was supplemented by various e-mails from your representative. The revisions include various replacement pages to the basic plan document and an Addendum to the Adoption Agreements.

We have reviewed and approved these revisions. Enclosed are new opinion letters for the lead document, identical adopters and minor modifiers covering these revisions.

We understand that you will mail the appropriate replacement pages and Adoption Agreement Addenda and a copy of the new opinion letter to each affected adopting employer within 120 days of the date of this letter.

The date of the original GUST opinion letter (see attachment) and not the date of the new opinion letter must be used for purposes of calculating the 12-month period described in Section 19 of Revenue Procedure 2000-20.

An adopting employer that has executed an Adoption Agreement that is subject to one of the opinion letters listed on the Attachment is not required to re-execute the Adoption Agreement and is not required to adopt a plan amendment or otherwise execute the replacement pages or Adoption Agreement Addendum in order to retain “reliance” as described in Section 6 of Revenue Procedure 2000-20, as revised in subsequent guidance.

An adopting employer that has received a determination letter on an Adoption Agreement subject to one of the opinion letters listed on the Attachment is not required to re-submit the Adoption Agreement for a new determination letter in order to retain reliance on its determination letter. An adopting employer that has submitted an Adoption Agreement subject to one of the opinion letters listed on the Attachment for a determination letter is not required to supplement its filing or re-submit the Adoption Agreement for a determination letter in order to retain reliance on the determination letter received as a result of such submission. Finally, an adopting employer that submits an Adoption Agreement subject to one of the opinion letters listed on the Attachment for a determination letter prior to the end of the plan’s GUST remedial amendment period is not required to include the appropriate new opinion letter in its submission, but may instead include the appropriate original GUST opinion letter in such submission.

A copy of this letter and copies of the new opinion letters will be associated with the appropriate files maintained by the IRS, both here in Washington and in Cincinnati.

Please retain a copy of this letter for your files.

Sincerely

/s/ Paul T. Shultz

Paul Shultz, Director,
Employee Plans Rulings & Agreements

cc: Allen R. Norris, Thompson, Hine

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DEPARTMENT OF THE TREASURY
INTERNAL REVENUE SERVICE
WASHINGTON, D.C. 20224

TAX EXEMPT AND
GOVERNMENT ENTITIES
DIVISION

Plan Description: Prototype Non-standardized Safe Harbor Profit Sharing Plan with CODA
FFN: 5031874AH12-001 Case: 200303217 EIN: 04-2033129
Letter Serial No: K370938b

FIDELITY MANAGEMENT &	Contact Person:
RESEARCH CO	Ms. Arrington 50-00197
82 DEVONSHIRE STREET	Telephone Number:
BOSTON, MA 02109	(202) 283-8811
In Reference To:
T:EP:RA:T4
Date: 10/09/2003

Dear Applicant:

In our opinion, the amendment to the form of the plan identified above does not in and of itself adversely affect the plan’s acceptability under section 401 of the Internal Revenue Code. This opinion relates only to the amendment to the form of the plan. It is not an opinion as to the acceptability of any other amendment or of the form of the plan as a whole, or as to the effect of other Federal or local statutes.

You must furnish a copy of this letter to each employer who adopts this plan. You are also required to send a copy of the approved form of the plan, any approved amendments and related documents to Employee Plans Determinations in Cincinnati at the address specified in section 9.11 of Rev. Proc. 2000-20, 2000-6 I.R.B. 553.

This letter considers the changes in qualifications requirements made by the Uruguay Round Agreements Act (GATT), Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Job Creation and Workers Assistance Act of 2002, Pub. L. 105-206 and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554. These laws are referred to collectively as GUST.

FIDELITY MANAGEMENT & RESEARCH CO
FFN: 5031874AH12-001

Our opinion on the acceptability of the form of the plan is not a ruling or determination as to whether an employer’s plan qualifies under Code section 401(a). However, an employer that adopts this plan may rely on this letter with respect to the qualification of its plan under Code section 401(a), as provided for in Announcement 2001-77, 2001-30 I.R.B. and outlined below. The terms of the plan must be followed in operation.

Except as provided below, our opinion does not apply with respect to the requirements of: (a) Code sections 40l(a)(4), 40l(a)(26), 401(1), 410(b) and 414(s). Our opinion does not apply for purposes of Code section 401(a)(10)(B) and section 40l(a)(16) if an employer ever maintained another qualified plan for one or more employees who are covered by this plan. For this purpose, the employer will not be considered to have maintained another plan merely because the employer has maintained another defined contribution plan(s), provided such other plan(s) has been terminated prior to the effective date of this plan and no annual additions have been credited to the account of any participant under such other plan(s) as of any date within the limitation year of this plan. Likewise, if this plan is first effective on or after the effective date of the repeal of Code section 415(e), the employer will not be considered to have maintained another plan merely because the employer has maintained a defined benefit plan(s), provided the defined benefit plan(s) has been terminated prior to the effective date of this plan. Our opinion also does not apply for purposes of Code section 401(a)(16) if, after December 31, 1985, the employer maintains a welfare benefit fund defined in Code section 419(e), which provides postretirement medical benefits allocated to separate accounts for key employees as defined in Code section 419A(d)(3).

Our opinion applies with respect to the requirements of Code section 410(b) if 100 percent of all nonexcludable employees benefit under the plan. Employers that elect a safe harbor allocation formula and a safe harbor compensation definition can also rely on an opinion letter with respect to the nondiscriminatory amounts requirement under section 401(a)(4) and the requirements of sections 401(k) and 401(m) (except where the plan is a safe harbor plan under section 401(k)(12) that provides for the safe harbor contribution to be made under another plan).

An employer that elects to continue to apply the pre-GUST family aggregation rules in years beginning after December 31, 1996, or the combined plan limit of section 415(e) in years beginning after December 31, 1999, will not be able to rely on the opinion letter without a determination letter. The employer may request a determination letter by filing an application with Employee Plans Determinations on Form 5307, Application for Determination for Adopters of Master or Prototype or Volume Submitter Plans.

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FIDELITY MANAGEMENT & RESEARCH CO
FFN: 5031874AH12-001

The form of the plan is a nonstandardized safe harbor plan that meets the requirements of section 4.14 of Rev. Proc. 2000-20, 2000-6 I.R.B. 553.

This letter with respect to the amendment to the form of the plan does not affect the applicability to the plan of the remedial amendment extension period of section 19 of Rev. Proc. 2000-20, 2000-6 I.R.B. 553. The applicability of such provisions may be determined by reference to the initial opinion letter issued with respect to the plan.

If you, the master or prototype sponsor, have any questions concerning the IRS processing of this case, please call the above telephone number. This number is only for use of the sponsor. Individual participants and/or adopting employers with questions concerning the plan should contact the master or prototype sponsor. The plan’s adoption agreement must include the sponsor’s address and telephone number for inquiries by adopting employers.

If you write to the IRS regarding this plan, please provide your telephone number and the most convenient time for us to call in case we need more information. Whether you call or write, please refer to the Letter Serial Number and File Folder Number shown in the heading of this letter.

You should keep this letter as a permanent record. Please notify us if you modify or discontinue sponsorship of this plan.

Sincerely yours,

/s/ Paul T. Shultz

Director,
Employee Plans Rulings & Agreements

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